Exhibit 99.1

Pursuant to FINRA Rule 2310(b)(5), Gladstone Commercial Corporation (the “Company”) determined the estimated value as of June 30, 2021, of its 6.00% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”), $25.00 stated value per share, with the assistance of a third-party valuation service. In particular, the third-party valuation service reviewed the amount resulting from the consolidated undepreciated book value of the Company’s assets less its contractual liabilities, divided by the number of shares of the Company’s Series D, E and F Preferred Stock outstanding, all as reflected in the Company’s condensed consolidated financial statements included in Part 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to which this exhibit is attached, which were prepared in conformity with accounting principles generally accepted in the United States of America. Based on this methodology and because the result from the calculation above is greater than the $25.00 per share stated value of the Company's Series F Preferred Stock, the Company has determined that the estimated value of its Series F Preferred Stock as of June 30, 2021, is $25.00 per share.

Pursuant to FINRA Rule 2310(b)(5), the Company determined the estimated value as of June 30, 2021 of its Senior Common Stock, $15.00 original issue price per share, with the assistance of a third party valuation service. In particular, the third party valuation service reviewed the amount resulting from the consolidated undepreciated book value of the Company's assets less its contractual liabilities, less the liquidation value of the Company’s Series D, E and F Preferred Shareholders, divided by the number of fully diluted shares of the Company's Common Stock outstanding, all as reflected in the Company's condensed consolidated financial statements included in Part 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to which this exhibit is attached, which were prepared in conformity with accounting principles generally accepted in the United States of America. Based on this methodology, the Company has determined that the estimated value of its Senior Common Stock as of June 30, 2021 is $15.23 per share.